Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement No. 333-146349 of Cinemark Holdings, Inc. on Form S-8 of our report dated March 5, 2009 relating to the financial statements of National CineMedia, LLC, appearing in the Annual Report on Form 10-K for the year ended December 31, 2008 of Cinemark Holdings, Inc.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 11, 2009